FOR IMMEDIATE RELEASE

IMPERIAL CAPITAL BANCORP, INC. REPORTS
EARNINGS FOR THE QUARTER AND SIX MONTHS ENDED
JUNE 30, 2008

La Jolla, California (July 15, 2008) --- Imperial Capital Bancorp, Inc. (NYSE-IMP) today reported net income for the quarter ended June 30, 2008, primarily resulting from the operations of its wholly-owned subsidiary, Imperial Capital Bank (the Bank), of $2.4 million or $0.43 per diluted share compared to $6.0 million or $1.08 per diluted share for the same period last year.  President and Chief Executive Officer George W. Haligowski stated that: “I’m encouraged by our second quarter results. We’ve been able to remain profitable throughout this prolonged banking crisis, and have consistently increased our book value per share and maintained our capital ratios above the ‘well capitalized’ thresholds.  During the quarter, we’ve continued to focus on identifying and addressing credit related matters and maintaining adequate reserves to absorb any inherent losses.  As a result, we recorded a provision for loan losses of $6.3 million during the quarter and increased the ratio of our allowance for loan loss to total loans to 1.73% as compared to 1.51% and 1.38% at December 31, 2007 and June 30, 2007, respectively.”

Net interest income before provision for loan losses increased 13.5% to $24.8 million for the quarter ended June 30, 2008, compared to $21.8 million for the same period last year.  The increase was primarily due to an increase in interest earned on our investment securities held-to-maturity, as well as a decline in our average cost of funds, as deposits have repriced to current market interest rates.  During the quarters ended June 30, 2008 and 2007, the average balance of our investment securities held-to-maturity was $567.4 million and $181.6 million, respectively.  At June 30, 2008, our investment securities held-to-maturity totaled $914.4 million as compared to $159.0 million at December 31, 2007.  These increases were primarily related to the purchase of approximately $784.6 million of AAA rated corporate sponsored collateralized mortgage obligations (CMOs) during the current year, which are secured by Alt A first lien residential mortgage loans, predominantly all of which carry fixed interest rates.  Mr. Haligowski noted: “We have acquired only those CMOs that we were able to finance using match funding sources and that are consistent with our risk management objectives.  Prior to their acquisition, we assessed and evaluated the risks and our potential returns over the expected life of the CMOs and in a variety of interest rate, yield spread, financing cost, credit loss and prepayment scenarios.”  These CMOs were acquired at an average cost of 88% of their current par value (actual cost ranged from 68% to 96% of current par value, depending on estimated average lives, credit enhancement through subordination levels, and underlying collateral performance).  These investments were priced to earn a weighted average effective yield of 8.9%, and they carry an average credit enhancement of 8.6% through subordination provided by junior CMO tranches that bear the initial losses on the underlying loans.  The average expected life of these CMOs is approximately 5 years.  The increase in net interest income was partially offset by a decline in the yield earned on our loan portfolio, as higher yielding loans have paid-off and were replaced by loan production that was originated at lower spreads over our cost of funds due to competitive pricing pressures.  Haligowski continued: “These AAA rated CMO investments represent opportunistic acquisitions that have been matched funded to lock an expected spread over our cost of funds of approximately 4.5%.  We feel comfortable with the risk profile of these securities given the credit enhancements provided by the purchase price discounts and credit

Imperial Capital Bancorp, Inc. reports earnings
For the quarter and six months ended June 30, 2008

subordination in the bond structures.  We anticipate that these acquisitions will provide a significant increase to our net interest income and, at a time of limited loan origination activity, will provide the Company with an additional revenue stream beyond our core lending products.”

The provision for loan losses was $6.3 million and $500,000, respectively, for the quarters ended June 30, 2008 and 2007.  The provision for loan losses recorded during the quarter was primarily due to the increase in our non-performing loans.  Non-performing loans as of June 30, 2008 were $116.8 million, compared to $91.5 million and $38.0 million at March 31, 2008 and December 31, 2007, respectively.  The increase in non-performing loans during the year was primarily related to non-performing construction and land development loans, which increased from $8.8 million at December 31, 2007 to $78.7 million at June 30, 2008.  With the housing and secondary mortgage markets continuing to deteriorate and showing no signs of stabilizing in the near future, we continue to aggressively monitor our real estate loan portfolio, including our construction and land loan portfolio.  Our construction and land loan portfolio at June 30, 2008 totaled $460.0 million, of which $296.2 million were residential and condominium conversion construction loans and land development loans, representing 10.0% of our total loan portfolio.  Within this portfolio, approximately 58.3%, 23.9% and 5.3% were located in California, New York and Florida, respectively.  At June 30, 2008, we had $74.9 million of non-performing lending relationships within our residential and condominium conversion construction and land development loan portfolio, consisting of ten lending relationships.  Of these non-performing construction loans, five relationships, with an aggregate balance of $57.2 million, were located in California (Huntington Beach, Cathedral City, Indio, Corona and Palmdale).

Non-interest income was ($1.1 million) for the quarter ended June 30, 2008, compared to $843,000 for the same period last year.  The decline in non-interest income primarily related to a loss provision recorded during the current period for unfunded commitments, as well as a loss on sale of loans recognized in connection with the sale of approximately $53.2 million of multi-family loans in June 2008.  Non-interest income typically consists of fees and other miscellaneous income earned on customer accounts.

General and administrative expenses were $12.7 million for the quarter ended June 30, 2008, compared to $11.9 million for the same period last year.  The Company’s efficiency ratio (defined as general and administrative expenses as percentage of net revenue) was 53.7% for the quarter ended June 30, 2008, as compared to 52.5% for the same period last year.

Loan originations were $87.1 million for the quarter ended June 30, 2008, compared to $337.7 million for the same period last year.  During the current quarter, the Bank originated $31.7 million of commercial real estate loans, $46.1 million of small balance multi-family real estate loans, and $9.2 million of entertainment finance loans.  Loan originations for the same period last year consisted of $191.6 million of commercial real estate loans, $117.1 million of small balance multi-family real estate loans, and $29.0 million of entertainment finance loans.  In addition, the Bank’s wholesale loan operations acquired $29.7 million of commercial and multi-family real estate loans during the quarter ended June 30, 2007.  The Bank did not have any wholesale loan purchases during the current quarter.

Net income for the six months ended June 30, 2008 was $3.0 million or $0.56 per diluted share, compared to $12.8 million or $2.26 per diluted share for the same period last year.  Net interest

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter and six months ended June 30, 2008

income before provision for loan losses decreased 2.1% to $44.9 million for the six months ended June 30, 2008, compared to $45.8 million for the same period last year.  The decrease was primarily due to the decline in the yield earned on our loan portfolio, as higher yielding loans have paid-off and were replaced by loan production that was originated at lower spreads over our cost of funds due to competitive pricing pressures.  This decline was partially offset by a decrease in our average cost of funds, as deposits have repriced to current market interest rates, as well as an increase in interest earned on our investment securities held-to-maturity.  During the six months ended June 30, 2008 and 2007, the average balance of our investment securities held-to-maturity was $363.3 million and $185.8 million, respectively.

The provision for loan losses was $10.5 million and $1.3 million, respectively, for the six months ended June 30, 2008 and 2007.  As discussed above, the increase in the provision related primarily to the increase in our non-performing loans during 2008.

Non-interest income was ($881,000) for the six months ended June 30, 2008, compared to $1.6 million for the same period last year.  As discussed above, the decline in non-interest income primarily related to a loss provision recorded during the current period for unfunded commitments, as well as a loss on sale of loans recognized in connection with the sale of approximately $53.2 million of multi-family loans in June 2008.

General and administrative expenses were $26.2 million for the six months ended June 30, 2008, compared to $24.3 million for the same period last year.  The Company’s efficiency ratio was 59.5% for the six months ended June 30, 2008, as compared to 51.4% for the same period last year.  The increase in our efficiency ratio was primarily caused by the $1.9 million increase in general and administrative expenses, as well as the $1.0 million decrease in net interest income, which, as discussed above, was primarily caused by the decrease in our net interest spread.

Loan originations were $175.5 million for the six months ended June 30, 2008, compared to $677.1 million for the same period last year.  During the current six month period, the Bank originated $74.4 million of commercial real estate loans, $65.1 million of small balance multi-family real estate loans, and $34.9 million of entertainment finance loans.  Loan originations for the same period last year consisted of $428.9 million of commercial real estate loans, $191.0 million of small balance multi-family real estate loans, and $57.2 million of entertainment finance loans.  In addition, the Bank’s wholesale loan operations acquired $47.3 million of commercial and multi-family real estate loans during the six months ended June 30, 2007.  The Bank did not have any wholesale loan purchases during the current six month period.

Total assets increased $549.0 million to $4.1 billion at June 30, 2008, compared to $3.6 billion at December 31, 2007.  The change in total assets was primarily due to a $755.4 million increase in investment securities held-to-maturity, resulting from the AAA rated CMOs purchased during the current year, as discussed above, partially offset by a $207.4 million decrease in our loan portfolio.  In addition, we increased our deposit balances and FHLB advances by $310.7 million and $239.5 million, respectively, during the six months ended June 30, 2008.

Non-performing assets were $137.7 million and $57.4 million, representing 3.36% and 1.62% of total assets as of June 30, 2008 and December 31, 2007, respectively.  The increase in non-performing assets during the six months ended June 30, 2008 consisted of the addition of $107.6

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter and six months ended June 30, 2008

million of non-performing loans, partially offset by paydowns received of $10.6 million, charge-offs of $7.7 million and loan upgrades of $1.5 million from non-performing to performing status.  As of June 30, 2008 as compared to December 31, 2007, the net increase in non-performing loans primarily consisted of $48.4 million residential and condominium construction real estate loans, representing six lending relationships, $23.0 million of residential land development loans and $20.1 million of multi-family and commercial real estate loans.  The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) was 43.8% at June 30, 2008 as compared to 125.9% at December 31, 2007.  In addition, our other real estate and other assets owned increased to $20.9 million at June 30, 2008, as compared to $19.4 million at December 31, 2007.

The allowance for loan losses as a percentage of our total loans was 1.73% and 1.51% at June 30, 2008 and December 31, 2007, respectively.  We believe that these reserves levels were adequate to support known and inherent losses in our loan portfolio and for specific reserves as of June 30, 2008 and December 31, 2007, respectively.  The allowance for loan losses is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans and other loans of concern, as well as specific reserves and charge-off activity.  Other loans of concern increased from $27.4 million at December 31, 2007 to $144.4 million at June 30, 2008, as compared to $115.7 million at March 31, 2008.  The increase during the current year was primarily caused by the addition of $55.9 million of single-family and condominium construction and land development loans, $15.7 million of commercial and retail construction projects, and $52.4 million of commercial and multi-family real estate loans.  Other loans of concern consist of performing loans which have known information that has caused management to be concerned about the borrower’s ability to comply with present loan repayment terms.  During the quarter and six months ended June 30, 2008, we had net charge-offs of $3.4 million and $7.1 million, respectively, as compared to $4.7 million and $4.3 million, respectively, for the same periods last year.

At June 30, 2008, shareholders' equity totaled $225.9 million or 5.5% of total assets.  The Company’s book value per share of common stock was $44.88 as of June 30, 2008, an increase of 1.5% and 2.6%, respectively, from $44.22 per share as of December 31, 2007 and from $43.75 per share as of June 30, 2007.

The Bank had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at June 30, 2008 of 7.68%, 9.79% and 11.05%, respectively, which represents $140.9 million, $173.8 million and $91.4 million, respectively, of capital in excess of the amount required to be “adequately capitalized” for regulatory purposes.  Capital in excess of the amount required to be “well capitalized” for regulatory purposes were $102.6 million, $113.7 million and $31.4 million, respectively.  In addition, the Company, the Bank’s holding company, had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at June 30, 2008 of 7.79%, 9.93% and 11.49%, respectively, which represents $145.8 million, $179.0 million and $105.3 million, respectively, of capital in excess of the amount required to be “adequately capitalized”.  Capital in excess of the amount required to be “well capitalized” for regulatory purposes were $107.3 million, $118.6 million and $44.9 million, respectively.

Haligowski concluded:  “Although banking and financial stocks have been subject to unprecedented volatility due to current fear in the capital markets, we want to be clear to point out that we have recorded our 52nd consecutive quarter of profitability and have not sustained a quarterly loss during our tenure as a public company, which commenced in October 1995.  With industry giants and competitors in our own backyard recording staggering losses, we have been able to maintain our

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter and six months ended June 30, 2008

profitability while increasing our loan loss reserves and capital ratios.  Despite these achievements, we remain concerned about the current economic and capital market conditions, but are optimistic about our ability to navigate through these difficult conditions.”

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in our market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of our loan or investment portfolios, increased costs from pursuing the national expansion of our lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short- and long-term interest rates, levels of non-performing assets and other loans of concern, and operating results, the economic impact of any terrorist actions and other risks detailed from time to time in our filings with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2008 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

Imperial Capital Bancorp, Inc. is a publicly traded diversified bank holding company specializing in commercial real estate lending on a national basis and is headquartered in San Diego, California. The Company conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has nine retail branch locations and 19 loan origination offices serving the Western United States, the Southeast, the Mid-Atlantic States, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Executive Managing Director and Chief Financial Officer, at (858) 551-0511.

www.imperialcapitalbancorp.com

IMPERIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,
	2008	December 31,
	(unaudited)	2007
	(in thousands, except share amounts)

Assets

Cash and cash equivalents	$4,922	$8,944
Investment securities available-for-sale, at fair value	106,434	117,924
Investment securities held-to-maturity, at amortized cost	914,433	159,023
Stock in Federal Home Loan Bank	62,025	53,497
Loans, net (net of allowance for loan losses of $51,159 and
$47,783 as of June 30, 2008 and December 31, 2007, respectively)	2,914,301	3,125,072
Interest receivable	22,044	20,841
Other real estate and other assets owned, net	20,912	19,396
Other assets	55,111	46,522

Total assets	$4,100,182	$3,551,219

Liabilities and Shareholders' Equity

Liabilities:
Deposit accounts	$2,492,526	$2,181,858
Federal Home Loan Bank advances and other borrowings	1,260,707	1,021,235
Accounts payable and other liabilities	34,433	33,959
Junior subordinated debentures	86,600	86,600

Total liabilities	3,874,266	3,323,652

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 9,146,256 and 9,142,256 issued as of June 30, 2008
and December 31, 2007, respectively	85,286	85,009
Retained earnings	258,126	255,947
Accumulated other comprehensive (loss) income, net	(1,956)	267
	341,456	341,223
Less treasury stock, at cost - 4,112,832 and 3,995,634 shares
as of June 30, 2008 and December 31, 2007, respectively	(115,540)	(113,656)
Total shareholders’ equity	225,916	227,567

Total liabilities and shareholders’ equity	$4,100,182	$3,551,219

IMPERIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Interest income:
Loans receivable, including fees	$49,921	$58,464	$104,756	$117,227
Cash, cash equivalents and investment securities	13,446	4,519	17,695	9,088
Total interest income	63,367	62,983	122,451	126,315

Interest expense:
Deposit accounts	24,302	27,485	49,385	54,073
Federal Home Loan Bank advances and other borrowings	12,494	11,593	24,412	22,270
Junior subordinated debentures	1,798	2,088	3,803	4,166
Total interest expense	38,594	41,166	77,600	80,509

Net interest income before provision for loan losses	24,773	21,817	44,851	45,806
Provision for loan losses	6,250	500	10,500	1,250
Net interest income after provision for loan losses	18,523	21,317	34,351	44,556

Non-interest income:
Late and collection fees	196	236	415	539
Loss on sale of loans	(531)	-	(479)	-
Other	(814)	607	(817)	1,020
Total non-interest income	(1,149)	843	(881)	1,559

Non-interest expense:
Compensation and benefits	5,695	5,056	12,559	11,238
Occupancy and equipment	1,914	1,998	3,856	3,941
Other	5,081	4,849	9,765	9,145
Total general and administrative	12,690	11,903	26,180	24,324

Real estate and other assets owned expense, net	259	195	687	358
Provision for losses on real estate and other assets owned	478	-	1,105	-
Loss on sale of real estate and other assets owned, net	63	-	463	-
Total real estate and other assets owned expense, net	800	195	2,255	358

Total non-interest expense	13,490	12,098	28,435	24,682

Income before provision for income taxes	3,884	10,062	5,035	21,433
Provision for income taxes	1,534	4,024	1,988	8,658

NET INCOME	$2,350	$6,038	$3,047	$12,775

BASIC EARNINGS PER SHARE	$0.43	$1.10	$0.56	$2.32

DILUTED EARNINGS PER SHARE	$0.43	$1.08	$0.56	$2.26